Consent of Independent Registered Public Accounting Firm

To the Shareholders and

Board of Trustees of

Evergreen International Trust:

We consent to the use of our reports, dated December 28, 2009, with respect to the financial statements of the Evergreen Global Large Cap Equity Fund, Evergreen Global Opportunities Fund, Evergreen Intrinsic World Equity Fund, and Evergreen Precious Metals Fund, each a series of the Evergreen International Trust, as of October 31, 2009, incorporated herein by reference, and to the reference to our firm under the caption “FINANCIAL STATEMENTS” in the prospectus/proxy statement filed on form N-14.

/s/ KPMG LLP

Boston, Massachusetts

February 17, 2010